Altus Power, Inc. Reminds Investors of
the Redemption of Public and Private Placement Warrants

STAMFORD, CT, October 11, 2022 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power” or the “Company”) (Nasdaq: AMPS), announced that as of October 10, 2022, approximately 10,839,987 public and private placement warrants (the “Redeemable Warrants”) have been exercised. As previously announced on September 15, 2022, the Company provided notice to the holders of the Redeemable Warrants that their warrants will be redeemed in accordance with the terms of the Warrant Agreement dated as of December 10, 2020 between the Company and Continental Stock Transfer & Trust Company, as warrant agent, if they are not exercised before 5:00 p.m. New York City time on October 17, 2022 (the “Redemption Date”).
As a courtesy, the Company would like to remind any remaining holders of Redeemable Warrants that if the remaining approximately 3,958,994 Redeemable Warrants are not exercised prior to the Redemption Date, they will be void and no longer exercisable and the holders will be entitled to receive only the redemption price of $0.10 per Redeemable Warrant.
Questions concerning redemption and exercise of such Redeemable Warrants can be directed to Continental Stock Transfer & Trust Company, our warrant agent, One State Street, 30th Floor, New York, NY 10004, Attention: Compliance Department, Email compliance@continentalstock.com.
For more information about the redemption of our Redeemable Warrants, please visit the Company’s investor relations website at https://investors.altuspower.com.
No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier commercial-scale clean electrification company, serving commercial, industrial, public sector and community solar customers with an end-to-end solution. Altus Power originates, develops, owns and operates locally sited solar generation, energy storage, and EV charging infrastructure across 18 states from Vermont to Hawaii. Visit www.altuspower.com to learn more.
Altus Power Contacts:
For Media:
Cory Ziskind
ICR, Inc.
AltusPowerPR@icrinc.com

For Investors:
Chris Shelton, Head of IR
Caldwell Bailey, ICR, Inc.
InvestorRelations@altuspower.com
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